                                                                  EXHIBIT (c)(4)


                         MUTUAL NON-DISCLOSURE AGREEMENT


This Agreement is entered into on October 14, 1999 between Best Software, Inc., with its principal place of business at 11413 Issac Newton Square, Reston, VA 20190 and Sage Software, Inc., with its principal place of business at 56 Technology Drive, Irvine, CA 92618.

       WHEREAS, the Parties are contemplating business and technical discussions concerning a possible business combination.

       WHEREAS, the Parties may need or want to disclose certain Information to each other on a confidential basis to further their discussions concerning such business and technical developments;

       NOW, THEREFORE, in consideration of the disclosure of Information (as defined herein) by either Party, the Parties agree as follows;

1.     Definitions:

       "Information" is defined as communications or data including, but not limited to, business information, marketing plans, technical or financial information, customer lists or proposals, sketches, models, samples, computer programs and documentation, drawings, specifications, whether conveyed in oral, written, graphic, or electromagnetic form or otherwise.

       "Party" is defined as either entity executing this Agreement and any subsidiary, division, affiliate, or parent company of such entity.

2. All Information related to the parties' business or technical discussions described in the Preamble to this Agreement that is disclosed by one Party ("Disclosing Party") to the other ("Receiving Party") shall be protected by the Receiving Party.

3. Information of the Disclosing Party shall remain the property of the Disclosing Party. The Receiving Party agrees to protect the Information of the Disclosing Party against unauthorized disclosure and warrants that it applies reasonable safeguards against the unauthorized disclosure Information.

4. The Receiving Party agrees that: (i) the Information shall be used solely for the purpose described in the preamble to this Agreement; (ii) it will not use any Information disclosed hereunder for any other purpose; and
       (iii) it will not distribute, disclosure or disseminate Information to anyone except its employees and agents with a need to know and who, in each case, have been informed of the confidential nature of the Information and have agreed to be bound by the terms of this Agreement.

5. The Information shall be treated as confidential and safeguarded hereunder by the Receiving Party for a period of two (2) years.

6.     This Agreement shall not apply to Information that:

       (a) is in or enters the public domain, through no fault of the Receiving Party; or

       (b) is or has been disclosed by the Disclosing Party to the Receiving Party or to a third party without restriction; or

       (c) is already in the possession of the Receiving Party, without restriction and prior to disclosure of the information hereunder; or

       (d) is or has been lawfully disclosed by a third party to the Receiving Party without an obligation of confidentiality.

       Notwithstanding the above, nothing hereunder shall prevent the Receiving Party from disclosing Information which it is required to disclose by court order or pursuant to the rules and regulations of a governmental agency or body, in either case having jurisdiction over the Receiving Party, to the extent so required by such court order or the published rules and regulations of such governmental authority; provided, however, that prior to any such disclosure the Receiving Party shall (i) notify the Disclosing Party promptly in writing of any order or request to disclose and of the facts and circumstances surrounding such order or request so that the Disclosure Party may seek an appropriate protective order and (ii) cooperate with the Disclosing Party in any proceeding to obtain an appropriate protective order.

7. In the event that the above-mentioned business combination is not completed, each Party agrees not to solicit, entice or offer employment to any employees of the other Party before one (1) year from the date of this Letter; provided, however, that the foregoing shall not prohibit either Party from employing any individual who has received notice of termination from, or ceased to be employed by, the other Party prior to the first time such individuals discussed, directly or with any representatives, employment by the hiring Party.

8. Each Party acknowledges that in its examination of the Information it will be exposed to material nonpublic information concerning the business and financial condition of the Disclosing Party and consequently the Receiving Party agrees that prior to the date two (2) years from the date hereof, without the prior written approval of the Board of Directors of the Disclosing Party, the Receiving Party will not (and will insure that its affiliates (and any person acting on behalf of or in concern with the Receiving Party or any affiliate) will not) purchase or otherwise acquire (or enter into any agreement or make any proposal to purchase or otherwise acquire) any securities of the Disclosing Party, any warrant or option to purchase such securities, any security convertible into any such securities or any other right to acquire such securities.

9. Except as expressly provided herein no license or right is granted by the Disclosing Party to the Receiving Party under any patent, patent application, trademark, copyright, software or trade secret.

10. At the Disclosing Party's request, all Information of the Disclosing Party in tangible form, or any copies thereof, that is in the possession of the Receiving Party shall be returned to the Disclosing Party or destroyed.

11. Each Party agrees that it will not disclose the subject matter or terms of this Agreement or the discussion between the Parties without the written consent of the other Party.

12. This Agreement shall terminate two (2) years from the date first written above. Any amendment of this Agreement must be in writing and signed by authorized officials of each Party. No failure or delay in exercising any right under this Agreement shall operate as a waiver thereof.

13. This Agreement shall be governed by the laws of the Commonwealth of Virginia.


Best Software, Inc.                           Sage Software, Inc.
                                              -------------------

By:        /s/ David N. Bosserman            By:    /s/ James R.  Eckstaedt
           ----------------------                   -----------------------

Name:      David N. Bosserman                Name:  James R. Eckstaedt
           ------------------                       ------------------

Title:     Chief Financial Officer           Title: Vice President Finance and
           -----------------------                  --------------------------
                                                    Chief Financial Officer
                                                    -----------------------